UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 14, 2011

ROCK ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-23022	11-2740461
(Commission File Number)	(IRS Employer Identification No.)

10375 Richmond Street, Suite 2100, Houston, Texas 77042
(Address of principal executive offices) (Zip Code)

(713) 954-3600
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02  Unregistered Sale of Equity Securities

Item 2.01  Completion of Acquisition or Disposition of Assets

Rock Energy Resources, Inc. (“Registrant”) announced today its acquisition of 100% of the equity ownership interests of privately held HE-MAN LLC, as a result of which HE-MAN LLC became Registrant’s wholly owned subsidiary. The Press Release, attached to this Form 8-K as Exhibit 99.1, is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 14, 2011, Rock Energy Resources, Inc. (the “Registrant”) announced, via a current report on Form 8-K filed with the Securities and Exchange Commission on that date, the closing of a $25 million loan facility by its then affiliate, HE-MAN LLC, with Maximilian Investors, LLC, a New York City based, Delaware limited liability company (the “Lender”).

HE-MAN LLC, a Nevada limited liability company (the “Borrower”) and the Lender entered into a Loan and Security Agreement (the “Credit Agreement”), pursuant to which Borrower delivered its two-year, secured revolving promissory note to Lender (the “Note”), with any loan advances accruing interest at the rate of 18%, per annum, payable on a monthly basis, commencing 90 days following the loan closing. The Note is secured by all of Borrower’s assets, a Deed of Trust on the Red Arrow Mine, located in Montezuma County, Colorado (the “Red Arrow Mine”), given by the Borrower, the owner of  a 49% interest, and by Red Arrow Gold Corporation, the owner of a 51% interest in the Red Arrow Mine, as well as other collateral, including the personal guarantee of Rocky V. Emery, the principal owner of the Borrower and  the Chairman of the Board of Directors of the Registrant. As additional consideration for the Credit Agreement, Borrower committed to pay to the Lender 3% of Borrower’s net profits of the Red Arrow Mine, derived from its ownership position on a quarterly basis. Registrant also agreed to issue to the Lender 18,865,520 shares of Borrower’s restricted common stock (the “Investor Shares”), representing 9.9% of Registrant’s outstanding common shares at closing, and delivered to the Lender a Put Option Agreement. This Put Option Agreement gives the Lender two put options, the first, exercisable through December 31, 2012, permits Lender to cause the Registrant to purchase up to 50% of the Investor Shares for a cash purchase price equal to $.20 per share, and the second, exercisable during the period, January 1, 2013 through December 31, 2013, permits Lender to cause Registrant to again purchase up to 50% of the Investor Shares for the same $.20 per share cash price. Until the expiration or exercise of the second put option, Registrant agreed to provide the Lender with an anti-dilution right to maintain its 9.9% stock ownership position in Registrant.

The Credit Agreement provides for an initial advance of no less than $2,500,000, with all subsequent advances to be no less than $500,000, with all proceeds used to pay for and fund all of the line items contained in the Borrower’s Budget, with a permitted 20% variance. The Borrower is committed to pay broker fees not to exceed 3% of any loan advances or $750,000 to MZM Capital Management/Financial West Group,

The Credit Agreement contains customary events of default, including nonpayment of principal and other amounts when due; breach of covenants; inaccuracy of representations and warranties; cross-default and/or cross-acceleration to other material indebtedness of the Borrower or Registrant; certain bankruptcy or insolvency events; material judgments against the Borrower or the Registrant; certain ERISA events; actual or asserted invalidity of any loan document; and a change of control. If an event of default occurs and is continuing under the Credit Agreement, the Lender may, among other things, terminate its obligations under the Credit Agreement and require the Borrower and guarantors to repay all amounts owed thereunder.

The description of the Credit Agreement above does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached as 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02	Unregistered Sale of Equity Securities.

The Investor Shares were issued to the Lender in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2), the private offering exemption, and Regulation D promulgated thereunder.

Item 8.01	Other Events.

On December 20, 2011, Registrant issued a press release in connection with the closing of the exchange transaction, pursuant to which HE-MAN LLC became a wholly owned subsidiary. A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(a)  Financial Statements for Businesses Acquired.

The financial information required to be filed with respect to the acquired business described in Item 2.01 has not been filed with this initial Current Report on Form 8-K.  Instead, financial information will be filed by amendment within 71 calendar days after the due date for the initial filing of this report with the Commission, as permitted by Item 9.01(a)(4) of Form 8-K.

(b)  Pro Forma Financial Information.

The pro forma financial information required to be filed with respect to the acquired business described in Item 2.01 has not been filed with this initial Current Report on Form 8-K.  Instead, the pro forma financial information will be filed by amendment within 71 calendar days after the due date for the initial filing of this report with the Commission, as permitted by Item 9.01(b)(2) of Form 8-K.

(d) The following exhibits are filed with this report:

Exhibit Number	Description

10.1	Loan and Security Agreement, dated December 14, 2011, among HE-MAN LLC, as Borrower, and Maximilian Investors LLC, as Lender.

99.1	Press Release, dated December 20, 2011, issued by Registrant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 20, 2011

ROCK ENERGY RESOURCES, INC.

By:	/s/ Rocky V. Emery
Rocky V. Emery
Chief Executive Officer and
Principal Accounting Officer